Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Amendment #2 to Form S-1 of our audit report dated August 31, 2021, with respect to the consolidated balance sheets of Netcapital Inc. and Subsidiaries as of April 30, 2021 and 2020, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended, and the related notes to the financial statements. We also consent to the reference to our Firm under the heading “Experts” in the Registration Statement.

/s/ Fruci & Associates II, PLLC

Fruci & Associates II, PLLC

June 27, 2022